Exhibit 99.5

CONSENT OF DIRECTOR-NOMINEE

This Consent of Director-Nominee is delivered in connection with the Registration Statement on Form S-1 of FG Merger Corp. (the “Company”) to be filed with the Securities Exchange Commission (as it may be amended from time to time, the “Registration Statement”) for the registration under the Securities Act of 1933, as amended, of units, shares of common stock and warrants to purchase shares of common stock of the Company.

The undersigned consents to (a) the references made to the undersigned in the Registration Statement and related prospectus as having consented to serve as a director of the Company effective immediately after the completion of offering contemplated by the Registration Statement and such joint proxy statement/prospectus, (b) the inclusion of certain biographical information regarding the undersigned in the Registration Statement and related prospectus and (c) the filing of this consent as an exhibit to the Registration Statement.

January 18, 2022	/s/ Ryan Turner
Ryan Turner